                             BANCFIRST CORPORATION
                         101 North Broadway, Suite 200
                         Oklahoma City, Oklahoma 73102



                                 April 28, 1997



Dear BancFirst Corporation Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of BancFirst Corporation which will be held in the Red Carpet Room of the Medallion Hotel at One N. Broadway (the corner of Main Street and Broadway), Oklahoma City, Oklahoma, at 9:00 a.m. on Thursday, May 22, 1997.

     At the Annual Meeting, Management will report on the results of operations of the Company for 1996 and shareholders will be asked to elect 11 directors and ratify the appointment of Coopers & Lybrand, L.L.P. as the Company's independent auditors for 1997. Directors, officers of the Company and representatives of Coopers & Lybrand, L.L.P. will be present to respond to any questions you may have. The accompanying Notice and Proxy Statement describe in detail the matters to be acted upon at the Annual Meeting.

     Your continuing support of BancFirst Corporation is appreciated, and we hope you will attend the Annual Meeting. However, it is important that your shares be represented at the meeting whether or not you plan to attend. Accordingly, please sign, date and return the enclosed Proxy. If you attend the Annual Meeting, you may vote in person, or if you desire to revoke your proxy for any reason, you may do so at any time before it is voted.

     I hope to see you at the meeting.

                              Sincerely,



                              David E. Rainbolt
                              President and Chief Executive Officer

                             BANCFIRST CORPORATION
                         101 North Broadway, Suite 200
                         Oklahoma City, Oklahoma 73102

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 22, 1997

To the Shareholders of BancFirst Corporation:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Shareholders of BancFirst Corporation will be held at the Red Carpet Room of the Medallion Hotel located at One N. Broadway (the corner of Main Street and Broadway), Oklahoma City, Oklahoma, on May 22, 1997 at 9:00 a.m. for the following purposes:

     1. To elect 11 directors to serve until the next Annual Meeting and until their successors are elected and have qualified;

     2. To consider a proposal to ratify the appointment of Coopers & Lybrand, L.L.P. as independent auditors of BancFirst Corporation for 1997; and

     3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of BancFirst Corporation has fixed the close of business on April 18, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Your vote is important regardless of the number of shares you own. Each shareholder, even though he or she now plans to attend the Annual Meeting, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any shareholder present at the Annual Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Annual Meeting.

                                    By Order of the Board of Directors


                                    Randy P. Foraker
                                    Senior Vice President and Controller
                                    Secretary/Treasurer
Oklahoma City, Oklahoma
April 28, 1997


        PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN
                   THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                             BANCFIRST CORPORATION
                         101 North Broadway, Suite 200
                         Oklahoma City, Oklahoma 73102



                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 22, 1997


   This Proxy Statement is being furnished to the stockholders of BancFirst Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of such corporation for use at its Annual Meeting of Shareholders to be held May 22, 1997, and any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting dated April 28, 1997. This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders of the Company on or about April 28, 1997. THE SOLICITATION OF THE ACCOMPANYING PROXY IS MADE BY AND ON BEHALF OF THE BOARD OF DIRECTORS.

   The cost of soliciting proxies will be borne by the Company, including expenses in connection with the preparation, printing and mailing of this Proxy Statement and all proxy soliciting material which now accompany or may hereafter supplement it. The solicitation will be made by mail; however, proxies also may be solicited by personal interview, telephone and telegram by directors, officers or employees of the Company. The Company will also supply brokers or persons holding stock in their names or in the names of their nominees with the number of proxies, proxy material and annual reports as they may require for mailing to beneficial owners, and will reimburse them for their reasonable expenses in connection therewith.

   The date of this Proxy Statement is April 28, 1997.

                        VOTING AND REVOCABILITY OF PROXIES


   The close of business on April 18, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. On the record date, there were outstanding and entitled to vote 6,340,207 shares of the Company's Common Stock. Each share of Common Stock is entitled to one vote. There is no cumulative voting with respect to the election of directors.

   Under the provisions of the Oklahoma General Corporation Act and the Company's By-laws, a majority of the shares of Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. In all matters, including the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the shareholders. For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote total, with the result that an abstention will have the same effect as a negative vote. For purposes of determining whether a proposal has received a majority vote, in instances where brokers are prohibited from exercising discretionary authority for beneficial holders of Common Stock who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote.

   Common shares represented by properly executed proxies, unless previously revoked, will be voted at the Annual Meeting of Shareholders in accordance with the instructions thereon. If no direction is indicated, such shares will be voted for approval of the matters submitted, and, in connection with any other business that properly may come before such special meeting, such shares shall be voted according to the discretion of the persons named as proxies.

   Any holder of the Common Stock of the Company who executes a proxy has the continuing right to revoke the proxy at any time before it has been voted. Such right may be exercised (i) by delivering written notice of revocation, bearing a later date than the proxy card, to the corporate secretary of the Company; (ii) by delivering to such corporate secretary a duly executed proxy bearing a later date; or (iii) by attending the Annual Meeting and voting in person. Any holder of the Common Stock of the Company may appear and vote at the Annual Meeting, irrespective of whether he has previously given a proxy.


          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN BENEFICIAL OWNERS

   The following table sets forth information as of April 18, 1997 with respect to any person who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock which is the Company's only class of voting securities.


                                             AMOUNT OF
 NAME AND ADDRESS OF                         BENEFICIAL     PERCENT
 BENEFICIAL OWNER                            OWNERSHIP     OF CLASS
----------------------------------------   --------------  ---------
 David E. Rainbolt                          3,187,889/(1)/     50.04%
 P.O. Box 26788
 Oklahoma City, OK  73126

 BancFirst Corporation Employee Stock
 Ownership and Thrift Plan (the "ESOP")       496,552/(2)/      7.83%
 P.O. Box 26883
 Oklahoma City, OK  73126-0883

     (1) Includes 3,117,820 shares held by R. Banking Limited Partnership, a family partnership of which David E. Rainbolt is the general partner; 8,772 shares held by the ESOP; and 30,000 shares subject to currently exercisable options.
     (2) All of the shares owned by the ESOP are allocated to the participants' accounts, and the participants direct the trustee as to the voting of such shares.

     Because of his position with the Company and his equity ownership therein, Mr. Rainbolt may be deemed to be a "parent" of the Company for purposes of the Securities Act of 1933.

MANAGEMENT

     As of April 18, 1997, the directors and executive officers of the Company as a group (20 persons, including David E. Rainbolt and certain executive officers of the Company's wholly owned subsidiary, BancFirst ("BancFirst" or the "Bank")), beneficially owned 3,556,711 shares of the Company's Common Stock (56.10%), excluding shares represented by presently exercisable options. It is the intent of the directors and executive officers to vote these shares for the proposals set forth elsewhere in this Proxy Statement.

     The following table sets forth the number of shares of Common Stock owned by (i) each director of the Company, including four employee directors listed in the Summary Compensation Table, (ii) the other executive officer listed in the Summary Compensation Table and (iii) by all directors and executive officers of the Company as a group, together with the percentage of outstanding Common Stock owned by each.

                                                           AMOUNT OF          PERCENT
                                                     BENEFICIAL OWNERSHIP    OF CLASS
                                                   ----------------------- ------------
     Roy C. Ferguson /(1)/                                  30,130              0.47%
     Robert A. Gregory /(2)/                                20,458              0.32
     John T. Hannah                                            350              0.01
     J. R. Hutchens, Jr. /(3)/                              70,000              1.10
     William O. Johnstone                                      ---               ---
     Stephen R. Lindemood                                      ---               ---
     J. Ralph McCalmont /(4)/                              163,425              2.57
     Melvin Moran /(5)/                                     89,959              1.42
     David E. Rainbolt /(6)/                             3,187,889             50.04
     H. E. Rainbolt /(7)/                                   54,404              0.85
     Joseph T. Shockley, Jr.                                   ---               ---
     All directors and executive officers as a
       group (20 persons)                                3,718,711             57.19

------------------------

     (1) Includes 953 shares held by the ESOP and 10,000 shares subject to exercisable options.
     (2) Includes 2,958 shares held by the ESOP and 17,500 shares subject to exercisable options.
     (3) Shares held jointly with Mr. Hutchens' wife.
     (4) Includes 15,919 shares held by the ESOP and 30,000 shares subject to exercisable options.
     (5) Includes 45,000 shares held directly by Mr. Moran's wife.
     (6) Includes 3,117,820 shares held by R. Banking Limited Partnership, a family partnership of which David E. Rainbolt is the general partner; 8,772 shares held by the ESOP; and 30,000 shares subject to exercisable options.
     (7) Includes 24,404 shares held by the ESOP and 30,000 shares subject to exercisable options.

                              ELECTION OF DIRECTORS
                                (PROXY ITEM NO. 1)

     The Board of Directors has established the number of directors at 11. Directors elected will serve until their successors are elected and qualified. The persons named below are the Board of Directors' nominees for election as directors at the Annual Meeting. All nominees have indicated their willingness to serve for their respective terms, but if any nominee is unable or should decline to serve as a director at the date of the Annual Meeting (an event which the Board of Directors does not anticipate), the persons named as Proxies will have discretionary authority to vote for a substitute nominee named by the Board of Directors if the Board determines to fill such nominee's position. Unless authorization is withheld, the enclosed proxy will be voted "FOR" the election as Directors of all of the nominees listed in this Proxy Statement.

     The information below and the section entitled "Security Ownership of Certain Beneficial Owners and Management" provide information about each nominee based on data submitted by the nominee:

     K. Gordon Greer, 60, has been a Director and Vice Chairman of the Bank since December 1996. He was Chairman and Chief Executive Officer of Bank IV, N.A. of Wichita, Kansas from 1989 to 1996. He was also Chairman of First National Bank of Tulsa, Oklahoma from 1984 to 1989 and President of Liberty National Bank & Trust Company of Oklahoma City, Oklahoma from 1976 to 1984.

     Robert A. Gregory, 61, has been a Director and Vice Chairman of the Company, and Chief Credit Officer of the Bank, since July 1995. He was a Regional Executive of the Bank and also President of BancFirst Oklahoma City from 1989 to June 1995. He was Executive Vice President of Liberty National Bank & Trust Company of Oklahoma City from 1979 to March 1989.

     John T. Hannah, 75, has been a Director of the Company since October 1986. He served as Chairman of the Board of City Bank, Muskogee, Oklahoma from July 1973 to April 1989.

     J. R. Hutchens, Jr., 69, has been a Director of the Company since August 1984. He has been President and principal owner of Hutchens Oil Company since 1949.

     William O. Johnstone, 50, has been a Director and Vice Chairman of the Company since May 1996 and has been a Director and Vice Chairman of the Bank since March 1996. From 1985 until March 1996, Mr. Johnstone served as President and Chairman of the Board of Directors of City Bankshares, Inc.

     Stephen R. Lindemood, 51, has been a Director of the Company since May 1996 and has been a Director of the Bank and President and Trust Officer of BancTrust, a division of the Bank, since February 1996. He was Senior Vice President and Manager Personal Trust of the South Texas Region for Nations Bank of Texas, N.A. from 1973 to 1996.

     J. Ralph McCalmont, 61, has been a Director and Vice Chairman of the Company since July 1984. He was Chairman of The First National Bank, Guthrie, Oklahoma from February 1974 to April 1989.

     Melvin Moran, 66, has been a Director of the Company since August 1984. He was Vice President of Moran Pipe and Supply Company, Inc. from 1955 to 1981. From 1977 to 1982 he was Vice President and then President of Moran Oil, Inc. Since 1982 he has been managing partner of Moran-K Oil. Since 1980 he has also been a managing partner of Moran Oil Enterprises.

     David E. Rainbolt, 41, has been a Director of the Company since July 1984. He has been President and Chief Executive Officer of the Company since January 1992 and was Executive Vice President and Chief Financial Officer of the Company from July 1984 to December 1991. He was President of Trencor, Inc. from January 1982 to January 1984.

     H. E. Rainbolt, 68, has been Chairman of the Board of Directors of the Company since July 1984 and its President and Chief Executive Officer from July 1984 to December 1991. He was Chairman of The Federal National Bank & Trust Company of Shawnee, Oklahoma from January 1967 to April 1989 and served as its Chief Executive

Officer from January 1967 to February 1982. He was Chairman of Federal National Bancshares, Inc. from December 1980 until 1985 when it was merged into United Community Corporation (which changed its name to the Company in 1988). H. E. Rainbolt is the father of David Rainbolt.

     Joe T. Shockley, Jr., 46, has been a Director of the Company since May 1996 and has been a Director of the Bank and Executive Vice President and Chief Financial Officer of the Company since March 1996. From 1991 until 1996, Mr. Shockley served as Chief Financial Officer of Boatmen's First National Bank of Oklahoma ("Boatmen's Oklahoma"), and from 1995 to 1996 was also President, Tulsa Region, of Boatmen's Oklahoma. Mr. Shockley was Executive Vice President, Retail Banking, for First Interstate Bank of Oklahoma, N.A. from 1989 to 1991. Prior to 1989, he was Chief Financial Officer of First Interstate Bank of Oklahoma, N.A.

EXECUTIVE OFFICERS

     The executive officers of the Company (including certain executive officers of the Bank), other than those listed above as nominees for directors, are listed in the table below. Each officer serves a term of office of one year or until the election and qualification of his successor.

                          OFFICER
     NAME            AGE   SINCE               POSITION
     ----            ---  -------              --------
Dennis L. Brand       48     1992  Regional Executive, BancFirst and President, BancFirst Shawnee

George A. Cannon      51     1984  Regional Executive, BancFirst

E. Wayne Cardwell     55     1986  Regional Executive, BancFirst

Roy C. Ferguson       49     1992  Regional Executive, BancFirst

D. B. Green           50     1995  Regional Executive, BancFirst and President, BancFirst Marlow

David M. Seat         45     1995  President, BancFirst Oklahoma City

Randy P. Foraker      40     1987  Senior Vice President, Controller and Secretary/Treasurer

D. Jay Hannah         40     1994  Executive Vice President of Financial Services, BancFirst

Dale E. Petersen      46     1984  Executive Vice President of Asset Quality, BancFirst


  Dennis L. Brand is currently a Regional Executive of the Bank and is also President of BancFirst Shawnee. Prior to May 1992 (for at least three years prior thereto) he was Executive Vice President of Retail Banking of Bank of Oklahoma, N.A.

  George A. Cannon is currently a Regional Executive of the Bank and was Executive Vice President of the Bank from August 1984 to April 1989. He was Senior Vice President of Thunderbird Financial Corporation from April 1982 to August 1984. From June 1967 to April 1982, Mr. Cannon was a field office supervisor with the FDIC.

  E. Wayne Cardwell is currently a Regional Executive of the Bank. He was Chief Executive Officer of City Bank, Muskogee, Oklahoma from December 1986 to April 1989. Prior to 1986 he was President of City Bank.

  Roy C. Ferguson is currently a Regional Executive of the Bank and was President of BancFirst Tulsa from 1992 to 1994. He was Executive Vice President of Liberty Bank & Trust Company N.A. of Tulsa, Oklahoma from 1983 to May 1992.

  D. B. Green is currently a Regional Executive of the Bank and is also President of BancFirst Marlow. Prior to March 1995 (and for at least five years prior thereto), he was President of State National Bank of Marlow, Oklahoma.

  David M. Seat is currently President of BancFirst Oklahoma City. Prior to June 1995 (and for at least five years prior thereto), he was Vice President of Commercial Lending for Bank of Oklahoma, N.A.

  Randy P. Foraker has been Senior Vice President, Controller and
Secretary/Treasurer of the Company since January 1987. Prior to 1987, he was an audit manager with Price Waterhouse, LLP.

  D. Jay Hannah is currently Executive Vice President of Financial Services for the Bank. He was President of BancFirst Tahlequah from 1989 to 1994. Prior to 1989, he was President of the First National Bank of Guthrie, Oklahoma.

  Dale E. Petersen is currently Executive Vice President of Asset Quality for the Bank. He was a Senior Examiner with the FDIC from 1972 to 1984.

BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors met 11 times during 1996. No director attended fewer than 75% of all meetings of the Board of Directors and committees on which they served.

  The Board of Directors has standing an Audit Committee, an Executive Committee and a Compensation Committee.

  The Audit Committee of the Company also serves as the Audit Committee of the Bank. The Audit Committee is responsible for conducting an annual examination of the Company and for ensuring that adequate internal controls and procedures are maintained. An independent auditor is engaged to conduct the annual examination and the Audit Committee meets with the independent auditor to discuss the scope and results of the examination. Additionally, the Internal Auditor of the Bank reports to the Audit Committee. During 1996, the Audit Committee was composed of Melvin Moran (Chairman), John T. Hannah and J. R. Hutchens, Jr., and met 4 times.

  The Executive Committee has the authority to exercise all the powers of the Board of Directors during the intervals between meetings, except the power to amend the By-laws. The Executive Committee is composed of H.E. Rainbolt (Chairman) and David E. Rainbolt. The Executive Committee's only actions during 1996 were by unanimous written consent.

  The Compensation Committee of the Company was established to review the propriety of executive officer compensation, including the various incentive, stock option and other benefit plans adopted by the Board of Directors, with respect to executive officers who are also members of the Administrative Committee. The Administrative Committee, which is a management committee of the Bank comprised of certain of its executive officers (all but two of whom are also directors and executive officers of the Company), determines compensation with respect to all executive officers other than the officers comprising the Administrative Committee itself, and advises and assists the Board of Directors in all matters concerning the management of the Company's business. During 1996, the members of the Administrative Committee were David E. Rainbolt (Chairman), H. E. Rainbolt, J. Ralph McCalmont, Joe T. Shockley, Jr., D. Jay Hannah and Dale E. Peterson The Administrative Committee met approximately 12 times.

  During 1996, the Compensation Committee was composed of H. E. Rainbolt (Chairman), John T. Hannah, J. R. Hutchens, Jr. and Melvin Moran. The Compensation Committee met once during 1996 to review the compensation of the members of the Administrative Committee, although it operated on an informal basis throughout the year through discussions and actions at regular Board meetings and through conversations with management and the other directors. A report from the Compensation Committee and the Administrative Committee is presented under "Compensation of Directors and Executive Officers--Report of the Compensation Committee and the Administrative Committee on Executive Compensation."

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16 of the Securities Exchange Act of 1934 requires directors and certain officers of the Company to file reports with the Securities and Exchange Commission reflecting transactions by such persons in the Company's Common Stock. During and with respect to 1996, to the knowledge of the Company or based on information provided by such persons to the Company, all officers, directors and beneficial owners of more than 10% of the Common Stock of the Company subject to such filing requirements fully complied with such requirements, except as set forth below.

  A Form 3 "Initial Statement of Beneficial Ownership of Securities" for K. Gordon Greer, Vice Chairman of the Bank, was filed late. A Form 4 "Statement of Changes in Beneficial Ownership" reporting one transaction for Dennis L. Brand, Regional Executive of the Bank and President, BancFirst Shawnee, was filed late. Another Form 4, for Dennis Murphy, Vice President, reporting one transaction, was filed late. A Form 4 for David E. Rainbolt, Director, President and Chief Executive Officer of the Company, and a Form 4 for R. Banking Limited Partnership, a beneficial owner of more than 10% of the Common Stock of the Company, each reporting the same transaction, were filed late.


                 COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information with respect to annual and other compensation paid or awarded to the Company's Chief Executive Officer and its four most highly compensated executive officers (including certain executive officers of the Bank) other than the Chief Executive Officer (each, a "Named Executive Officer" and collectively, the "Named Executive Officers"), for or with respect to the fiscal years ended December 31, 1996, 1995 and 1994.

                                                           ANNUAL         LONG-TERM
                                             FISCAL     COMPENSATION     COMPENSATION
                                                      ----------------   -------------
                                                                          SECURITIES
                                                                          UNDERLYING      ALL OTHER
    NAME AND PRINCIPAL POSITION               YEAR    SALARY     BONUS     OPTIONS       COMPENSATION
------------------------------------------   ------  --------   -------  ------------  ---------------
David E. Rainbolt
    President and Chief Executive Officer      1996   $160,000   $25,000       10,000       $ 9,752/(2)/
                                               1995    155,000    28,000           __         8,227/(2)/
                                               1994    108,000    20,520           __         7,649/(2)/
H. E. Rainbolt
    Chairman of the Board of Directors         1996    150,000    30,000           __        23,154/(1)/
                                               1995    200,000    40,000           __        24,562/(1)/
                                               1994    200,000    38,000           __        23,414/(1)/
J. Ralph McCalmont
    Vice Chairman                              1996    125,000    25,000           __         9,750/(2)/
                                               1995    150,000    30,000           __         8,509/(2)/
                                               1994    150,000    30,000           __         8,928/(2)/
Robert A. Gregory
    Vice Chairman                              1996    140,000    28,000           __         9,750/(2)/
                                               1995    135,000    27,000           __         8,509/(2)/
                                               1994    130,000    26,000           __         8,928/(2)/
Roy C. Ferguson
    Regional Executive, BancFirst              1996    128,750    25,000           __         9,750/(2)/
                                               1995    125,000    25,000           __         8,509/(2)/
                                               1994    121,000    24,200           __         8,518/(2)/

_____________________
/(1)/ Consists of contributions by the Company to the ESOP for the benefit of the Named Executive Officer of $8,909, $8,318 and $8,928 for 1996, 1995 and 1994, respectively, and the increase in cash value in excess of premiums paid by the Company on a split-dollar life insurance policy of $14,245, $16,244 and $14,486 for 1996, 1995 and 1994, respectively.
/(2)/ Consists of contributions by the Company to the ESOP for the benefit of the Named Executive Officer.

OPTION GRANTS

     The following table contains information concerning the grant of stock options during the year ended December 31, 1996 to the Named Executive Officers.


                     OPTION GRANTS DURING LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                            -------------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                NUMBER OF       % OF TOTAL                                    AT ASSUMED ANNUAL RATES
                                SECURITIES        OPTIONS                                   OF STOCK PRICE APPRECIATION
                               UNDERLYING       GRANTED TO     EXERCISE OR                        FOR OPTION TERM
                                 OPTIONS       EMPLOYEES IN     BASE PRICE     EXPIRATION   ---------------------------
         NAME                    GRANTED       FISCAL YEAR       ($/Sh)          DATE           5%/(1)/     10%/(2)/
---------------------------  --------------   -------------  --------------    ----------     ----------   ----------
Robert A. Gregory              10,000/(3)/       9.43/(4)/     $20.00           1/01/11        $215,786    $635,450
David E. Rainbolt                   0              --             --               --             --          --
H. E. Rainbolt                      0              --             --               --             --          --
J. Ralph McCalmont                  0              --             --               --             --          --
Roy C. Ferguson                     0              --             --               --             --          --
---------------------

(1) Based on the hypothetical appreciation of the market price of the Company's Common Stock at an assumed rate of 5%, compounded annually over the respective terms of the options.
(2) Based on the hypothetical appreciation of the market price of the Company's Common Stock at an assumed rate of 10%, compounded annually over the respective terms of the options.
(3) Mr. Gregory received a direct grant from the Company of 10,000 nonqualified stock options in January 1996. These options vest in 25% annual increments, beginning January 1, 2000, and have an exercise price of $20.00 per share, which was equal to the fair market value per share of the Company's Common Stock on such date. Under a hypothetical appreciation of the market value at an assumed rate of 5% and 10% compounded annually over the respective terms of the option, the potential realizable values shown in the table are based on market values for the Company's Common Stock of approximately $41.58 per share and $83.54 per share, respectively.
(4) All options granted to employees and other executive officers are nonqualified stock options from the Company's Stock Option Plan. During 1996, 106,000 options were granted under such plan. These options become exercisable 25% per year over a four-year period with the first 25% vesting on the fourth anniversary of the date of grant and the remaining 75% becoming exercisable in equal amounts over the three-year period thereafter. Options also become exercisable in the event of a change of control of the Company. Options generally have a term of fifteen years following the date of grant, unless sooner terminated in accordance with the terms of such plan.

FISCAL YEAR END OPTION VALUES

   The following table sets forth certain information regarding outstanding options granted under the Stock Option Plan held by the Named Executive Officers on December 31, 1996. During 1996, none of the Named Executive Officers exercised any options, nor were any outstanding options repriced by the Company. For the purposes of this table, the "value" of an option is the difference between the market value at December 31, 1996 of the shares of Common Stock subject to the option and the aggregate exercise price of such option.

                                            NUMBER OF                          VALUE OF UNEXERCISED
                                      UNEXERCISED OPTIONS AT                  IN-THE-MONEY OPTIONS AT
                                        DECEMBER 31, 1996                     DECEMBER 31, 1996 /(1)/
                               -----------------------------------       -----------------------------------
NAME                            EXERCISABLE         UNEXERCISABLE         EXERCISABLE         UNEXERCISABLE
-----------------------------  -------------       ---------------       -------------       ---------------
David E. Rainbolt, President        30,000            ----                   $621,250            $  ----
 and Chief Executive Officer

H. E. Rainbolt, Chairman of         30,000            ----                    621,250               ----
 the Board

J. Ralph McCalmont, Vice            30,000            ----                    621,250               ----
 Chairman

Robert A. Gregory, Vice             16,250           13,750                   337,188             150,313
 Chairman

Roy C. Ferguson, Regional            5,000           15,000                   101,250             303,750
 Executive

(1) Based on the December 31, 1996 closing price of the Company's Common Stock of $27.25

COMPENSATION OF DIRECTORS

   All directors receive a fee of $250 per regular quarterly meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During 1996, the Compensation Committee shared responsibility with the Administrative Committee (a management committee of the Bank) for the development and implementation of the Company's executive compensation policies. The Administrative Committee has responsibility for determining the compensation of all executive officers other than the members of the Administrative Committee itself, the compensation for whom is determined by the Compensation Committee. During 1996, the Administrative Committee was composed of H. E. Rainbolt, David
E. Rainbolt, J. Ralph McCalmont, Joe T. Shockley, Jr., D. Jay Hannah and Dale E. Peterson, all of whom are executive officers of the Bank (and all of whom are also, with the exception of Messrs. Hannah and Peterson), directors and executive officers of the Company). During such period, the Compensation Committee was composed of John T. Hannah, J. R. Hutchens, Jr. and Melvin Moran, none of whom are officers or employees of the Company or its subsidiaries, and
H. E. Rainbolt, Chairman of the Board of Directors of the Company.

   BancFirst provides item processing and correspondent services to certain financial institutions controlled by R. Banking Limited Partnership. By year end 1996, all of these institutions had been merged with the Company and/or its subsidiary bank, BancFirst, or sold to unaffiliated owners. Service charges to these institutions for 1996 totaled approximately $69,000.

   The Company purchases supplies and services from certain companies owned by Pickard Limited Partnership, a family partnership of which David E. Rainbolt (director and Chief Executive Officer of the Company) is the general partner, and H. E. Rainbolt (Chairman) is a limited partner. During 1996, the Company purchased supplies, furniture and equipment totaling approximately $144,000. The Company also sold credit life and credit accident and health insurance policies for one of these companies. The Company retained a 40% commission for such sales, which is the maximum amount permitted by law, and remitted net premiums totaling approximately $755,000 for 1996.

REPORT OF THE COMPENSATION COMMITTEE AND THE ADMINISTRATIVE COMMITTEE ON EXECUTIVE COMPENSATION

   The report of the Compensation Committee and the Administrative Committee of the Board of Directors appearing below and the information herein under "Company Performance" shall not be deemed "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

   To our Shareholders:

   During 1996 the Compensation Committee of the Board of Directors has been comprised of H. E. Rainbolt (Chairman), John T. Hannah, J. R. Hutchens, Jr. and Melvin Moran. With the exception of H. E. Rainbolt, all members of the Compensation Committee are nonemployee directors of the Company. The Compensation Committee has primary responsibility for determining the compensation of those executive officers who are members of the Administrative Committee, which includes the Chief Executive Officer. The Administrative Committee has primary responsibility for determining the compensation of all other executive officers. During 1996 the Administrative Committee was comprised of David E. Rainbolt (Chairman), H. E. Rainbolt, J. Ralph McCalmont, Joe T. Shockley, Jr., D. Jay Hannah and Dale E. Peterson.

   The executive compensation policy of the Company is to provide a compensation program that will attract, motivate and retain the high-caliber executives necessary to achieve the Company's business strategies, while at the same time ensuring that an appropriate relationship exists between executive compensation and the creation of shareholder values. Each of the Compensation Committee and the Administrative Committee applies this philosophy in determining the compensation of the Company's executive officers with respect to salary, bonuses and stock options.

   Each compensation element supports the Company's mission, values and culture. The compensation principles that link the individual elements into an integrated compensation strategy are as follows:(i) competitive compensation within industry and peer companies;(ii) individual compensation correlated with personal performance and shareholder value creation; and (iii) a compensation structure that directly aligns the executives with the interests and concerns of shareholders. Additionally, the Compensation Committee and the Administrative Committee consider each executive officer's level of responsibility in setting executive compensation, meaning that the Company pays greater compensation to persons having higher levels of responsibility.

   The Company's executive officers are paid base salaries that the Compensation Committee and the Administrative Committee have determined to be fair for their assigned responsibilities in comparison with similar positions in such other public companies in the banking industry. The Compensation Committee and the Administrative Committee make these comparisons in an effort to determine whether the Company's executive compensation is reasonable and remains competitive enough to allow the Company to retain skilled executives. The Compensation Committee and the Administrative Committee believe that the compensation paid to the Company's executive officers is in the median range of compensation of executive officers of companies to which these comparisons are made. In addition to making such comparisons and considering levels of responsibility, the Compensation Committee and the Administrative Committee consider individual performance and the Company's performance in terms of stock price, earnings and cash flow, of which earnings increased in 1996 as compared to 1995. However, the determination of base salaries is not strictly tied to performance criteria, and in determining base salary levels, the Company believes that it affords approximately equal weight to each of the factors described herein. The Compensation Committee believes that the compensation paid to David E. Rainbolt, the Company's President and Chief Executive Officer, is in the low to average range of compensation of the chief executive officers of companies to which the comparisons are made. Because of the substantial stock ownership held by David E. Rainbolt, at his request, his salary in 1994 was lower than those of the other executive officers of the Company whose compensation is determined by the Compensation Committee. However, in 1994 the Compensation Committee determined to override this request and increased Mr. Rainbolt's 1995 salary, to more fairly reflect the level and quality of Mr. Rainbolt's performance as the Company's Chief Executive Officer, the compensation for which the Compensation Committee felt should be judged independent of any consideration of Mr. Rainbolt's ownership interest in the Company. In 1996, the Compensation Committee implemented salary decreases for both H.E. Rainbolt and J. Ralph McCalmont in connection with the planned, staged transition of responsibilities from such individuals to David E. Rainbolt.

   The Company's executive officers, including the Chief Executive Officer, also participate in an Incentive Bonus Program. Bonus amounts earned are based on the attainment of budgeted earnings and asset quality goals, and can be in amounts of up to 20% of the executive officer's base salary, depending upon an objective review of the degree of attainment of such goals, as well as both an objective and subjective review of the respective executive officer's contribution thereto. Individual goals in each case are established by the Chief Executive Officer in consultation with the particular executive concerned and with the Administrative Committee.

   In 1996, Robert A. Gregory, a Named Executive Officer, was granted 10,000 shares of the Company's Common Stock under the Company's Stock Option Plan. No grants of stock options under the Company's option plan or otherwise were made during 1996 to any of the other Named Executive Officers named in the Summary Compensation Table.

   In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation expenses in excess of $1 million. This was not applicable to the Company for the fiscal year ended December 31, 1996. However, the Compensation Committee and the Administrative Committee intend to monitor executive compensation levlels and adopt policies, as necessary, to obtain maximum deductibility of executive compensation while providing motivational and competitive performance-based compensation. The Compensation Committee and the Administrative Committee will continue to monitor the tax regulations to determine if any executive compensation program changes are necessary.

This report is respectfully submitted by the members of the Compensation Committee and the Administrative Committee:

               H. E. Rainbolt         David E. Rainbolt
               John T. Hannah         H.E. Rainbolt
               J. R. Hutchens, Jr.    J. Ralph McCalmont
               Melvin Moran           Joe T. Shockley, Jr.
                                      D. Jay Hannah
                                      Dale E. Peterson

COMPANY PERFORMANCE

   Presented below is a line graph which compares the percentage change in the cumulative total return on the Company's Common Stock to the cumulative total return of the Nasdaq Stock Market (U.S. Companies) Index and the Nasdaq Bank Stocks Index, both as compiled by the University of Chicago Center for Research in Security Price ("CRSP"). The period presented is from April 1, 1993, the date of the Company's initial public offering of its Common Stock, through December 31, 1996. The graph assumes an investment on April 1, 1993 of $100 in the Company's Common Stock and in each index, and that any dividends were reinvested. The values presented for each quarter during the period represent the cumulative market values of the respective investments.


              BANCFIRST CORPORATION       CRSP INDEX/NASD     CRSP INDEX/NASD
              ---------------------       --------------      ---------------
3/93                      100                     100                 100
6/93                      105                 96.6428              101.92
9/93                  108.385                 105.641              110.51
12/93                 96.7573                 103.068              112.68
3/94                  91.8095                 101.822             107.941
6/94                  109.408                 109.911             102.895
9/94                  101.948                 111.129             111.414
12/94                  98.663                 102.693             110.143
3/95                  103.753                 112.435             120.073
6/95                  102.149                 124.134             137.343
9/95                  126.517                 140.123             153.885
12/95                  124.91                 152.948             155.763
3/96                  145.962                 159.024             163.039
6/96                  144.363                 161.672             176.346
9/96                  164.598                 179.148             182.626
12/96                 183.162                 202.176             191.601


                           TRANSACTIONS WITH MANAGEMENT

   In addition to the transactions described under "Compensation of Directors and Executive Officers--Compensation Committee Interlocks and Insider Participation," the following transactions with management have occurred.

   BancFirst has made loans in the ordinary course of business to certain directors and executive officers of the Company and to certain affiliates of these directors and executive officers. None of these loans outstanding are classified as nonaccrual, past due, restructured or potential problem loans. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.


                       RATIFICATION OF INDEPENDENT AUDITORS
                                (PROXY ITEM NO. 2)

   The Board of Directors has selected the firm of Coopers & Lybrand, L.L.P. as auditors to make an examination of the consolidated financial statements of the Company for the year ending December 31, 1997. Previously, from 1985 to July 1996, the firm of Price Waterhouse, LLP had audited the consolidated financial statements of BancFirst Corporation. In July 1996, the Oklahoma City office of Price Waterhouse, LLP merged with Coopers & Lybrand, L.L.P.

   BancFirst Corporation has been informed that Coopers & Lybrand, L.L.P. will have representatives at the Annual Meeting who will have an opportunity to make statements if they desire to do so and who will be available to respond to appropriate questions.

   The Board of Directors recommends you vote FOR the ratification of the selection of Coopers & Lybrand, L.L.P. as independent auditors for the ensuing year.


                                  OTHER MATTERS

   The management of BancFirst does not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, it is the intent of the persons named in the proxy to vote all proxies with respect to such matter in accordance with the recommendations of the Board of Directors.


                                  ANNUAL REPORT

   The Company's Annual Report to Shareholders for the year ended December 31, 1996 accompanies this Proxy Statement. No parts of the Annual Report are incorporated by reference into this Proxy Statement and the Annual Report is not deemed to be a part of the proxy soliciting material.

   THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 (OTHER THAN THE EXHIBITS THERETO) IS AVAILABLE UPON WRITTEN REQUEST WITHOUT CHARGE. SUCH REQUESTS SHOULD BE DIRECTED TO: RANDY FORAKER, SENIOR VICE PRESIDENT AND CONTROLLER, BANCFIRST CORPORATION, 101 NORTH BROADWAY, SUITE 200, OKLAHOMA CITY, OKLAHOMA 73102.


                            PROPOSALS OF SHAREHOLDERS

   Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders will be considered by the Board of Directors if the written proposal, complying with the requirements established by the Securities and Exchange Commission, is received at the Company's principal executive offices at 101 North Broadway, Suite 200, Oklahoma City, Oklahoma 73102, no later than December 27, 1997.

                             BANCFIRST CORPORATION
                            Oklahoma City, Oklahoma

                         PROXY/VOTING INSTRUCTION CARD
          This Proxy is solicited on Behalf of  the Board of Directors for the Annual Meeting on May 22, 1997

     The undersigned hereby appoints David E. Rainbolt and Randy P. Foraker as Proxies, each with the power to appoint his substitute and each with full power to act without the other, and hereby authorizes them to represent and vote all shares of Common Stock of the undersigned of BancFirst Corporation ("Company"), an Oklahoma corporation, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held in the Red Carpet Room of the Medallion Hotel at One N. Broadway (the corner of Main Street and Broadway), Oklahoma City, Oklahoma 73102, on Thursday, May 22, 1997 at 9:00 a.m., and at any and all adjournments thereof as follows:

1.   a.  Election of directors:
         [_]   FOR all nominees listed below (except as marked to the contrary below).
         [_]   WITHHOLD AUTHORITY to vote for all nominees listed below.

K. Gordon Greer, Robert A. Gregory, John T. Hannah, J.R. Hutchens, Jr., William
O. Johnstone, J. Ralph McCalmont, Melvin Moran, Stephen R. Lindemood, David E. Rainbolt, H.E. Rainbolt and Joe T. Shockley, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

--------------------------------------------------------------------------------

2. Proposal to ratify the Board's selection of Coopers & Lybrand, L.L.P., as independent auditors of the Company for 1997.

         [_]   FOR             [_]   AGAINST              [_]   ABSTAIN

  PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.
                                     (OVER)

3. In their discretion to transact such other business as may properly come before the meeting and any and all adjournments thereof.

     THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE FOREGOING INSTRUCTIONS. IN THE ABSENCE OF ANY INSTRUCTIONS, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM 1 AND FOR THE PROPOSALS IN ITEM 2, AND WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

     This Proxy also provides voting instructions for shares of Common Stock held in the BancFirst Corporation Employee Stock Ownership and Thrift Plan.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on May 22, 1997 and the Proxy Statement furnished therewith.

     The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.

                                                                         , 1997
                                   ---------------------------------------
                                             (Date)

                                   Signature(s)
                                               --------------------------------

                                   --------------------------------------------

                                   Please date, sign exactly as name appears herein, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title, and affix corporate seal. If a partnership, sign in partnership name by authorized person. In the case of joint ownership, each joint owner must sign.